Exhibit 4.3

VAPOTHERM, INC.

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of October 13, 2017 by and among Vapotherm, Inc., a Delaware corporation (the “Company”), and the Persons named in Schedule A hereto (the “Stockholders”).

WHEREAS, in connection with the expansion of the authorized size of the Board (as defined below) of the Company from nine directors to ten directors and the election of two directors to the Board, the Required Preferred Stockholders (as defined in the Prior Agreement) and the holders of a majority of the Equity Securities (as defined in the Prior Agreement) held by the Restricted Stockholders (as defined in the Prior Agreement) wish to amend and restate in its entirety the Tenth Amended and Restated Stockholders’ Agreement, dated as of May 11, 2017 (the “Prior Agreement”), by and among the Company and the stockholders named therein, in order to make certain changes thereto.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree to amend and restate the Prior Agreement as follows:

1. DEFINITIONS

For all purposes of this Agreement, certain capitalized terms specified in Exhibit A shall have the meanings set forth in Exhibit A, except as otherwise expressly provided.

2. DIRECTORS OF THE COMPANY

2.1 Board of Directors

The Company and each Stockholder (for so long as such Stockholder owns any Equity Securities of the Company) shall take or cause to be taken all such action within their respective power and authority (including without limitation the voting of all Equity Securities held by such Stockholder or the taking of action by consent with respect to such shares) as may be required to effect the following:

2.1.1 to establish and maintain the authorized size of the Board of Directors of the Company (the “Board”) at ten (10) directors; to maintain the quorum requirements for actions of the Board at a majority of the entire number of directors, and to maintain the voting requirements for actions of the Board at a majority of directors present at a meeting at which there is a quorum, except in respect of such matters as this Agreement, the Charter or the Bylaws of the Company may impose a greater voting requirement;

2.1.2 to cause to be elected to the Board:

(1) one director designated by Coöperatieve Gilde Healthcare III Sub-Holding U.A. (“Gilde”), which individual shall initially be Geoff Pardo, for so long as such Stockholder and its Affiliates continue to own beneficially at least 1,000,000 shares of Preferred Stock (the “Series B Director”),

(2) one director designated by Morgenthaler Venture Partners IX, L.P. (“Morgenthaler”), which individual shall initially be Jason Lettmann, for so long as such Stockholder and its Affiliates continue to own beneficially at least 1,000,000 shares of Preferred Stock,

(3) one director designated by 3x5 Special Opportunity Fund, L.P. (“3x5”), which individual shall initially be Anthony Arnerich, for so long as such Stockholder and its Affiliates continue to own beneficially at least 1,000,000 shares of Preferred Stock,

(4) one director designated by QuestMark Partners II, L.P., which individual shall initially be Michael J. Ward, for so long as such Stockholder and its Affiliates continue to own beneficially at least 1,000,000 shares of Preferred Stock,

(5) one director designated by the Nominating Committee of the Board and approved by holders of at least 64% of the outstanding shares of Series A Preferred Stock, which individual shall initially be Bess Weatherman (the directors designated as provided in clause (2), (3), (4) and (5), collectively, the “Series A Directors,” and together with the Series B Director, the “Preferred Directors”),

(6) one director who will be the Company’s Chief Executive Officer (excluding any individual appointed to such position on an interim basis), who shall initially be Joseph Army, provided that if for any reason such individual shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Equity Securities (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company to replace such individual on the Board,

(7) three directors who are not Affiliates of the Company or any Stockholder (other than solely as a result of being elected director), designated by a majority of the other directors, including at least three (3) of the Preferred Directors, who shall initially be J. Neal Armstrong, James W. Liken and Marina Hahn, and

(8) one director designated by the holders of a majority of the Common Stock (excluding for purposes of this Section 2.1.2(8) any Excluded Shares), who shall initially be Craig Reynolds (the directors designated as provided in clause (6), (7) and (8), collectively, the “Common and Preferred Directors”);

2.1.3 to remove forthwith from the Board (or any committee thereof) any director when removal is requested for any reason by the Stockholder group designating the election of such director pursuant to Section 2.1.2(1), (2), (3), (4), (5), (6), (7) or (8) above (each a “Designating Group”), with or without cause;

2.1.4 in the case of death, resignation or other removal as herein provided of such director, to elect another person designated by the respective Designating Group to fill the vacancy created thereby; and

2.1.5 to use its best efforts to prevent any action from being taken by the Board (or any committee thereof) during the pendency of any vacancy due to death, resignation or removal of a director, unless the Designating Group shall have failed for a period of ten (10) days after written notice of such vacancy to designate a replacement.

2.2 Observer Rights.

Each of (a) SightLine Healthcare Opportunity Fund II, L.P. (collectively with SightLine Healthcare Opportunity Fund II-A, L.P. and SightLine Healthcare Opportunity Fund II-B, L.P., “Sightline”), (b) Cross Creek Capital, L.P. and Cross Creek Capital Employees’ Fund, L.P. (which for purposes of this Agreement shall be deemed to be Affiliates of each other and shall collectively have one Representative), (c) Vapotherm Investors, LLC, (d) Kaiser Foundation Hospitals (“KFH”), The Permanente Federation LLC – Series F (“PF”), The Permanente Federation LLC-Series G (“PG”), The Permanente Federation LLC-Series I (“PI”) and The Permanente Federation LLC – Series J (“PJ”) (for purposes of this Agreement, KFH, PF, PG, PI and PJ shall be deemed to be Affiliates of each other and shall collectively have one Representative), (e) Adage Capital Partners, LP (“Adage”) and (f) Redmile Fund (“Redmile”), in each case for so long as it (collectively with its respective Affiliates) owns at least 100,000 shares of Common Stock issued or issuable upon conversion of the Preferred Stock (as adjusted for stock splits, stock dividends, combinations and other recapitalizations), shall be permitted to send a representative (each, a “Representative”) to attend, as nonvoting observer, all meetings of the Board or committees thereof and, in this respect, the Company shall provide each Representative copies of all notices, minutes, consents, and other material that it provides to its Directors at the same time as such materials are provided to the Directors; provided, however, that the Company reserves the right to exclude any Representative from access to any material or meeting or portion thereof if the Company in good faith believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information. Each Representative may participate in discussions of matters brought to the Board or the committees thereof. The Company shall not reimburse expenses incurred by each Representative in attending any meeting of the Board or any committees thereof.

2.3 Board Meetings

The Company and each Stockholder agree to take, or cause the Board to take, all such actions necessary to hold meetings of the Board at least once every calendar quarter in accordance with the Bylaws of the Company, unless otherwise agreed by the vote of a majority of Directors then in office.

3. TRANSFER OF EQUITY SECURITIES; PREEMPTIVE RIGHTS

Until the termination of this Agreement, the following restrictions shall apply to the Transfer of Equity Securities:

3.1 Restrictions on Transfer of Shares by the Stockholders

3.1.1 Except as otherwise provided in this Agreement, no Stockholder shall Transfer to any Person any Equity Securities. No Transfer of Equity Securities in violation of this Agreement shall be made or recorded on the books of the Company, and any such Transfer shall be void and of no effect.

3.1.2 The provisions of this Section supersede, and shall be controlling with respect to, any conflicting provisions contained in any other agreement between or among any of the Company, the Stockholders or any of them.

3.1.3 Notwithstanding anything to the contrary contained in this Section 3, no Stockholder shall be permitted any time to Transfer to any Person any Equity Securities if such Transfer would not be in compliance with applicable Securities Laws.

3.2 Permitted Transfers

Subject to Section 3.1.3, a Stockholder shall be permitted to Transfer his, her or its Equity Securities pursuant to a (i) Family Gift, (ii) Estate Planning Transfer, (iii) to an Affiliate, (iv) a repurchase of Equity Securities from such Stockholder by the Company at cost and pursuant to an agreement containing vesting and/or repurchase provisions, (v) any sale of Equity Securities in accordance with its obligation to set under Section 3.4 hereof, or (vi) any sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Commission under the Act. In connection with any Transfer under this Section 3.2, the transferee shall hold such Equity Securities subject to the same restrictions applicable to its transferor and shall agree in writing to be bound by the terms of this Agreement. Additionally, an Investor Stockholder shall be permitted to Transfer its Equity Securities pursuant to a distribution without consideration to any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Investor Stockholder’s partners, members or other equity owners or retired partners, retired members or other equity owners.

3.3 Rights of First Refusal and Tag-Along Rights

3.3.1 First Offer Rights. In the event that a Stockholder or any Person who acquires any Equity Securities from a Stockholder in accordance with Section 3.2 (a “Transferor”), desires to Transfer Equity Securities now or hereafter held or acquired by such Transferor, other than Transfers permitted under Section 3.2 above, the Transferor may effect such Transfer without restriction hereunder, provided that the Transferor first makes the offer(s) required by this Section 3.3 and such offer(s) are not accepted as provided in this Section 3.3.

3.3.2 Offer. Prior to effecting a Transfer, the Transferor shall first deliver a written notice (the “Transfer Notice”) to the Company and to each Investor Stockholder (other than the Transferor) specifying (i) the name and address of the Person to whom the Transferor wishes to Transfer any Equity Securities (the “Proposed Transferee”), (ii) the number and class or series of Equity Securities which the Transferor wishes to Transfer (the “Offered Shares”), (iii) the cash or other purchase price offered for the Equity Securities (the “Offer Price”), and (iv) any other terms and conditions of the Transfer. In addition, the Transferor shall provide to the Company and each Investor Stockholder (other than the Transferor) all such other information related to the Offered Shares, the Proposed Transferee and the proposed Transfer as the Company or any Investor Stockholder may reasonably request. The Transfer Notice shall certify that the Transferor has received a firm offer from the Proposed Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall constitute an irrevocable offer by the Transferor to sell to the Company and to each Investor Stockholder the Offered Shares at the price, under the same terms and conditions contained in the Transfer Notice, and pursuant to the terms of this Section 3.3.

3.3.3 Company Rights. Within ten (10) Business Days following its receipt of the Transfer Notice, the Company shall notify the Transferor and each Investor Stockholder in writing as to the number of the Offered Shares, if any, that it is electing to purchase (the “Company Acceptance”). The election to purchase Offered Shares shall be made on behalf of the Company and approved by those members of the Board of the Company who are not and have not been designated by, or are not Affiliates of, the Transferor. The Company Acceptance shall be deemed to be an irrevocable commitment to purchase from the Transferor that number of the Offered Shares which the Company has elected to purchase pursuant to the Company Acceptance. If the Company delivers the Company Acceptance to the Transferor, then payment for the Offered Shares shall be made by check or wire transfer against delivery of the Offered Shares to be purchased at a time and place agreed upon between the parties, which time shall be no later than forty-five (45) days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the Proposed Transferee or unless the value of the consideration to be paid for the Offered Shares has not yet been established pursuant to Section 3.3.6(2).

3.3.4 Investor Stockholder Rights. If the Company does not elect to purchase all of the Offered Shares, then the Investor Stockholders (other than the Transferor) shall have the right to purchase any remaining Offered Shares that the Company has not agreed to purchase (the “Remaining Offered Shares”). Within fifteen (15) Business Days following its receipt of the Company Acceptance, each Investor Stockholder shall notify the Company and the Transferor as to the number of the Remaining Offered Shares, if any, that each such Investor Stockholder is electing to purchase (each such notice being an “Investor Stockholder Acceptance”). If the number of Remaining Offered Shares is less than the total number included in all Investor Stockholder Acceptances (as verified by the Company), then the number of Remaining Offered Shares shall be allocated as nearly as practicable among the Investor Stockholders pro-rata in proportion to the number of shares of Common Stock that are held by each such Investor Stockholder on a Fully-Diluted Basis. Each of the Investor Stockholders shall have the right of over-subscription such that if any of the Investor Stockholders fails to exercise the right to purchase its pro rata portion of the Remaining Offered Shares, the Company shall promptly notify each of the other Investor Stockholders and each of the other Investor Stockholders may purchase the non-purchasing Investor Stockholder’s portion, within five (5) Business Days of the date of such subsequent notice from the Company, allocated as nearly as practicable among the Investor Stockholders pro-rata in proportion to the number of shares of Common Stock that are held by each Investor Stockholder on a Fully-Diluted Basis. Each Investor Stockholder Acceptance shall be deemed to be an irrevocable commitment to purchase from the Transferor that number of the Remaining Offered Shares which the Investor Stockholder has elected to purchase pursuant to its Investor Stockholder Acceptance. Each Investor Stockholder shall be entitled to apportion Remaining Offered Shares to be purchased among its partners and Affiliates, provided that such Investor Stockholder notifies the Transferor of such allocation.

3.3.5 Sale by Transferor If the Company and the Investor Stockholders do not deliver to the Transferor a Company Acceptance and the Investor Stockholder Acceptances to purchase all of the Offered Shares within the time frames set forth in Sections 3.3.3 and 3.3.4 above, the Transferor may, subject to Section 3.3.7 below, within a period of 90 days from the date of the Transfer Notice, sell to the Proposed Transferee all, but not less than all, of the Offered Shares remaining unsubscribed by the Company and the Investor Stockholders, on the terms specified in the Transfer Notice. Upon any such sale, the Proposed Transferee of the Offered Shares shall execute an agreement in form and substance satisfactory to the Company and the Investor Stockholders pursuant to which the Proposed Transferee agrees that the Equity Securities it acquired from the Transferor are subject to the provisions of this Section 3 and otherwise agrees to become a party to this Agreement as a Restricted Stockholder. Any Proposed Transferee to whom Offered Shares are Transferred pursuant to and in compliance with this Section 3.3 shall, upon consummation of such Transfer, be deemed a Restricted Stockholder. If the Transferor does not complete the sale of the Offered Shares within the 90-day period, the provisions of this Section 3 shall again apply, and no Transfer of Equity Securities held by the Transferor shall be made otherwise than in accordance with the terms of this Agreement.

3.3.6 Closing

(1) The closing of purchases of Offered Shares by the Company and the Investor Stockholders pursuant to this Section 3.3. shall take place at the principal offices of the Company within 90 days after the date of the Transfer Notice at 11:00 A.M. local time, unless the Transfer Notice contemplated a later closing with the Proposed Transferee or unless the value of the consideration to be paid for the Offered Shares has not yet been established pursuant to Section 3.3.6(2), or at such other date, time or place as the parties to the sale may agree. At least five (5) Business Days prior to the closing, the Company shall notify the Transferor in writing of the name and number of purchasers and the portion of the Offered Shares to be purchased by the Company and each of the Investor Stockholders. At the closing, the Transferor shall sell, transfer and deliver to the Company and each of the Investor Stockholders participating in the purchase, and the Company and each of the Investor Stockholders participating in the purchase shall receive, full right, title and interest in and to the Offered Shares so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in the Charter and this Agreement and applicable securities laws) and shall deliver to the Company and all participating Investor Stockholders a certificate or certificates representing the

Offered Shares sold, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer. Simultaneously with delivery of the certificates, the Company and each of the participating Investor Stockholders shall deliver to the Transferor, in full payment of the purchase price of the Offered Shares purchased, (a) any cash consideration for the shares by wire transfer of immediately available funds to the bank and the account designated by the Transferor and/or (b) any non-cash consideration for the shares in person to the Transferor at closing.

(2) Should the purchase price specified in the Transfer Notice be payable in a form of consideration other than cash or evidences of indebtedness, the Company (and the Investor Stockholders) shall have the right to pay such purchase price in an amount of cash equal to the fair market value of such consideration. If the Transferor and the Company (or the Investor Stockholders) cannot agree on such fair market value within ten (10) days after delivery to the Company of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Company (or a majority-in-interest of the Investor Stockholders) or, if they cannot agree on an appraiser within twenty (20) days after delivery to the Company of the Transfer Notice, each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the Company (and, to the extent there are any, the participating Investor Stockholders, on the other hand, with that half of the cost to be borne by the Company and the participating Investor Stockholders to be apportioned on a pro rata basis based on the number of shares each such party has expressed an interest in purchasing pursuant to this Section 3.3). If the time for the closing of the Company’s purchase or the Investor Stockholders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 3.3.6(2).

3.3.7 Tag-Along Rights on Restricted Stockholder Transfers

(1) If any Transferor shall propose to Transfer to any Proposed Transferee any Equity Securities (other than the Transfers permitted under Section 3.2 above and transfers to the Company and Investor Stockholders under Sections 3.3.3 and 3.3.4), such proposed Transfer shall be conditioned upon receipt by each Investor Stockholder of a binding written offer (conditioned solely upon the consummation of such proposed Transfer) by such Transferor or the Proposed Transferee to purchase, at the same price and upon terms and conditions identical in all material respects as are applicable to the Transferor as specified in the Transfer Notice, a fraction of the shares of Common Stock held by such Investor Stockholder on a Fully-Diluted Basis, the numerator of which fraction equals the number of shares of Common Stock represented by the Equity Securities that the Transferor intends to sell on a Fully-Diluted Basis, and the denominator of which is the total number of shares of Common Stock represented by the Equity Securities held by the Transferor on a Fully-Diluted Basis. If the offer of the Proposed Transferee states that the Proposed Transferee is unwilling to purchase, in the aggregate, more than a specified amount of Equity Securities, then the Equity Securities being transferred by the Transferor and those Investor Stockholders accepting such offer shall be reduced pro rata in accordance with their relative holdings of Common Stock on a Fully-Diluted Basis. If an Investor Stockholder intends to participate in the proposed Transfer pursuant to this Section 3.3.7, such Investor Stockholder shall state its intention to so participate in the Investor Stockholder Acceptance delivered to the Transferor in accordance with Section 3.3.4.

(2) Each Investor Stockholder that intends to participate in the proposed Transfer pursuant to this Section 3.3.7 shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the Proposed Transferee one or more certificates, properly endorsed for transfer, which represent the number and type of Securities that such Investor Stockholder elects to sell. The stock certificate or certificates that each Investor Stockholder delivers to the Transferor pursuant to this Section 3.3.7(2) shall be transferred to the Proposed Transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and such Transferor shall concurrently therewith remit to such Investor Stockholder that portion of the sale proceeds to which such Investor Stockholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from an Investor Stockholder exercising its tag-along rights hereunder, the Transferor shall not sell to such Proposed Transferee, or any other purchaser, Equity Securities unless and until, simultaneously with such sale, the Investor Stockholder shall purchase such shares or other securities from such Transferor for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

3.3.8 Non-Exercise of Rights. To the extent that the Company and the Investor Stockholders have not exercised their rights to purchase the Offered Shares or the Remaining Offered Shares within the time periods specified in this Section 3.3 and the Investor Stockholders have not exercised their rights to participate in the sale of the Remaining Offered Shares within the time periods specified in this Section 3.3, the Transferor shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Offered Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the Proposed Transferee. The Company’s first refusal rights and the Investor Stockholders’ first refusal rights and tag-along rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Offered Shares acquired by the Proposed Transferee until such rights lapse in accordance with the terms of this Agreement. In the event the Transferor does not consummate the sale or disposition of the Offered Shares and Remaining Offered Shares within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights and the Investors Stockholders’ first refusal rights and tag-along rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Investor Stockholders under this Section 3.3 to purchase Equity Securities from the Transferor or participate in sales of Equity Securities by the Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor.

3.3.9 Prohibited Transfers.

(1) In the event a Transferor should sell any Equity Securities in contravention of the tag-along rights of the Investor Stockholders under Section 3.3.7 (a “Prohibited Transfer”), the Investor Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under Section 3.3.9(2), and such Transferor shall be bound by the applicable provisions of such option.

(2) In the event of a Prohibited Transfer, each Investor Stockholder shall have the right to sell to the Transferor making such Prohibited Transfer the type and number of shares of Equity Securities equal to the number of shares each Investor Stockholder would have been entitled to transfer to the Proposed Transferee under Section 3.3.7 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(3) The price per share at which the shares are to be sold to the Transferor shall be equal to the price per share paid by the Proposed Transferee to the Transferor in the Prohibited Transfer. The Transferor shall also reimburse each Investor Stockholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor Stockholder’s rights under Section 3.3.7.

(4) Within ninety (90) days after the later of (X) the date on which the Investor Stockholder receives notice of the Prohibited Transfer and (Y) the date on which the Investor Stockholder otherwise becomes aware of the Prohibited Transfer, each Investor Stockholder shall, if exercising the option created hereby, deliver to the Transferor the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(5) The Transferor shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor Stockholder pursuant to this Section 3.3.9, pay the aggregate purchase price therefor and the amount of fees and expenses reimbursable under Section 3.3.9(2)(A) in cash or by other means acceptable to the Investor Stockholder.

3.4 Obligation to Sell

3.4.1 If (a) the Board and (b) the Required Preferred Stockholders approve a transaction in which all of the Equity Securities would be sold or exchanged (in a merger, business combination or otherwise) in a bona fide arms-length transaction to a Third Party (other than a public offering under the Act) or a bona fide arms-length transaction with a Third Party which would constitute a Deemed Liquidation Event (as defined in the Charter) (the “Recommended Transaction”), the Stockholders shall be obligated to, and shall, Transfer to such Third Party all Equity Securities owned by such Stockholder, if applicable, on the terms and conditions of such Recommended Transaction.

3.4.2 Each Stockholder will take all necessary and desirable actions in connection with the consummation of a Recommended Transaction, including, without limitation:

(1) if such transaction requires stockholder approval, with respect to all Equity Securities that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Equity Securities in favor of, and adopt, such Recommended Transaction (together with any related amendment to the Charter required in order to implement such Recommended Transaction),to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Recommended Transaction, and raise no objections against such Recommended Transaction or the process pursuant to which such Recommended Transaction was arranged;

(2) to execute and deliver all related documentation and take such other action in support of the Recommended Transaction as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 3.4, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(3) if such transaction is structured as a Stock Sale, to sell the same proportion of his, her or its Equity Securities as is being sold by the Required Parties, and, except as permitted in subsection (3) below, on the same terms and conditions as the Required Parties;

(4) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Equity Securities of the Company owned by such party or Affiliate in a voting trust or subject any Equity Securities to any arrangement or agreement with respect to the voting of such Equity Securities, unless specifically requested to do so by the acquiror in connection with the Recommended Transaction; and

(5) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Recommended Transaction.

3.4.3 The obligations of the Stockholders pursuant to this Section 3.4 are subject to the satisfaction of the following conditions:

(1) if any Stockholders of a class or series are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option;

(2) the liability for indemnification, if any, of such Stockholder in the Recommended Transaction and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Recommended Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Recommended Transaction;

(3) Unless the Required Preferred Stockholders elect to receive a lesser amount by written notice given to the Company at least fifteen (15) days prior to the effective date of any such Recommended Transaction, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (as defined in the Charter) (assuming for this purpose that the Recommended Transaction is a Deemed Liquidation Event) in accordance with the Charter.

(4) any representations and warranties to be made by such Stockholder in connection with the Recommended Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Equity Securities, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Equity Securities such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency; and

(5) the Stockholder will not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Recommended Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders).

3.4.4 As security for each Stockholder’s obligations hereunder, each Stockholder hereby grants to the Chief Executive Officer or President of the Company, with full power of substitution and re-substitution, an irrevocable proxy to vote, if and only if the Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all Equity Securities, at all meetings of the Stockholders held or taken after the date of this Agreement with respect to a Recommended Transaction, or to execute any written consent in lieu thereof, and hereby irrevocably appoints the Chief Executive Officer or President of the Company as such Stockholder’s attorney-in-fact with authority to sign any documents with respect to any such vote or any actions by written consent of the Stockholders taken after the date of this Agreement. This proxy shall be deemed to be coupled with an interest and shall be irrevocable; provided, however, that this proxy shall terminate upon an initial public offering of the Company’s Common Stock. For the avoidance of doubt, this proxy will not apply to a Stockholder’s right to determine if the actions sought to be taken are in accord with the terms of this Agreement, including, but not limited to, whether a proposed transaction qualifies as a Recommended Transaction.

3.5 Preemptive Rights

3.5.1 The Company hereby grants to each Investor Stockholder the right (but not the obligation) to purchase the Investor Stockholder’s pro rata share of all (or any part) of New Securities (as hereinafter defined) that the Company may, from time to time, propose to sell and issue. A pro rata share, for purposes of this preemptive right, is the portion of the New Securities obtained by multiplying the total New Securities by a fraction, the numerator of which is the sum of the number of shares of Common Stock (excluding any Excluded Shares) that are then held by an Investor Stockholder on a Fully-Diluted Basis, and the denominator of which is the total number of shares of Common Stock then outstanding on a Fully-Diluted Basis. For purposes of this Section 3.5, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter, and “New Securities” shall mean any common stock or preferred stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such common stock or preferred stock, and securities of any type whatsoever that are, or may become, exercisable for, convertible into or exchangeable for common stock or preferred stock of the Company, but shall not include:

(1) shares of Common Stock, Options or Convertible Securities issued or deemed issued as a dividend or distribution on Preferred Stock;

(2) shares of Common Stock, Options or Convertible Securities issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8 of the Charter;

(3) shares of Common Stock or Options issued or deemed issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including at least three Preferred Directors;

(4) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(5) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including at least three Preferred Directors;

(6) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including at least three Preferred Directors;

(7) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another commercial operating entity by the Company, whether by merger, purchase of substantially all of the assets, other reorganization, pursuant to a joint venture agreement or otherwise, provided, that such issuances are approved by the Board, including at least three Preferred Directors;

(8) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuances are (A) for other than primarily capital raising purposes and (B) approved by the Board, including at least three Preferred Directors; or

(9) shares of Series D Preferred Stock issued pursuant to the Purchase Agreement.

3.5.2 In the event the Company issues New Securities, it shall give the Investor Stockholders written notice (the “Offer Notice”) of such issuance within thirty (30) days prior to the issuance thereof, describing the type of New Securities, the price and the general terms upon which the Company issued the same. By written notification to the Company within twenty (20) days from the date of receipt of any such notice, each Investor Stockholder may elect to purchase or otherwise acquire, at the price and on terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the Common Stock issued and held by such Investor on a Fully-Diluted Basis bears to the total outstanding stock of the Company on a Fully-Diluted Basis. At the expiration of such twenty 20-day period, the Company shall promptly notify each Investor Stockholder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor Stockholder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investor Stockholders were entitled to subscribe but that were not subscribed for by the Investor Stockholders. If, as a result thereof, such Fully Exercising Investor subscriptions exceed the total number of New Securities available under this Section 3.5.2 to Investor Stockholders, the Fully Exercising Investors shall be cut back with respect to oversubscriptions on a pro rata basis in accordance with their respective ownership of Common Stock on a Fully-Diluted Basis or as they may otherwise agree among themselves.

3.5.3 If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 3.5.2, the Company may, during the sixty (60) day period following the expiration of the periods provided in Section 3.5.2, offer and sell the remaining unsubscribed portion of such New Securities to any third party at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if the sale under such agreement is not consummated within twenty (20) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor Stockholders in accordance with this Section 3.5.

3.5.4 The rights provided in this Section 3.5 may not be assigned or transferred by any Investor Stockholder; provided, however, that an Investor Stockholder that is a venture capital fund may assign or transfer such rights to its Affiliates.

3.5.5 The rights arising under this Section 3.5 with respect to the issuance of any New Securities may be waived, either prospectively or retrospectively, by vote or consent of the Required Preferred Stockholders. Any such waiver shall be effective as to all Investor Stockholders.

4. ADDITIONAL COVENANTS OF THE COMPANY AND STOCKHOLDERS

The Company hereby covenants with each Investor Stockholder as follows:

4.1 Books and Records

The Company shall keep and maintain adequate and proper books and records of account, in which complete entries are made in accordance with GAAP consistently applied and in accordance with all applicable laws, rules, and regulations, reflecting all financial and other transactions of the Company normally or customarily included in books and records of account of companies engaged in the same or similar businesses and activities as the Company. The Company will set aside on its books such proper reserves as shall be required by GAAP.

4.2 Access and Examination Rights

The Company shall permit each Investor Stockholder who, together with its Affiliates, holds at least 1,000,000 shares of Common Stock on a Fully-Diluted Basis (as adjusted for stock splits, stock dividends, combinations and other recapitalizations) that is not a Competitor of the Company (each a “Major Stockholder”) and any agents or representatives thereof to visit and inspect the properties of the Company, to examine and make abstracts from any of the Company’s books and records (including agreements, licenses, and similar documents) at any reasonable time and as often as such Investor Stockholder or such agents or representatives may reasonably request, and to discuss the business, operations, prospects, assets, properties, and condition (financial or otherwise) of the Company with any of the officers, directors, employees, agents, or representatives of the Company; provided, however, that such rights of access and examination shall be subject to such security or safety rules and regulations as the Company may have in effect from time to time that are applicable to all visitors to its facilities and to applicable laws and regulations, including those applying to classified material and facilities.

4.3 Financial and Business Information

The Company shall furnish to each Major Stockholder:

4.3.1 as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet as of the end of such fiscal year and the related audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, on a consolidated basis, for such fiscal year, in each case (a) prepared in accordance with GAAP, (b) prepared in reasonable detail and including footnotes, (c) certified by independent certified public accountants of recognized national standing as presenting fairly the consolidated financial position of the Company, (d) approved by the Board, (e) setting forth in comparative form the corresponding figures for preceding fiscal year and the figures for such fiscal year set forth in the operating plan and budget delivered by the Company pursuant to Section 4.3(4) hereof, and (f) accompanied by a report from the Company’s Chief Financial Officer (or other member of management acting in such capacity) summarizing the Company’s financial condition and results of operations during such fiscal year and in comparison to the periods set forth in (e) immediately preceding;

4.3.2 as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company (other than the last quarter of each fiscal year) in the case of quarterly statements and within 30 days after the close of each month of each fiscal year in the case of monthly statements, a copy of the unaudited consolidated balance sheet as of the end of the quarter or month and the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, on a consolidated basis, for the periods commencing at the end of the previous quarter or month and ending at the end of the quarter or month and commencing at the beginning of the fiscal year and ending at the end of the quarter or month, in each case (a) prepared in accordance with GAAP, (b) prepared in reasonable detail, (c) setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the figures for the period set forth in the operating plan and budget delivered by the Company pursuant to Section 4.3(4) hereof, and (d) in the case of quarterly financial statements, accompanied by a report from the Company’s Chief Financial Officer (or other member of management acting in such capacity) summarizing the Company’s financial condition and results of operations during such period and in comparison to the periods set forth in (c) immediately preceding;

4.3.3 promptly after the sending or filing thereof, copies of all financial statements and reports that the Company sends to its stockholders and copies of all regular, periodic, and special reports which the Company files with any governmental authority, including, without limitation the United States Securities and Exchange Commission;

4.3.4 as soon as available and in any event no later than 30 days prior to the first day of each fiscal year of the Company beginning after the date hereof, an annual operating plan and budget (including cash flow data) for the Company for the upcoming fiscal year, each prepared in reasonable detail, as each operating plan and budget has been approved by the Board of the Company; and

4.3.5 such other information relating to the financial condition, business or corporate affairs of the Company as the Major Stockholder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection 4.3.5 or any other subsection of 4.3 to provide information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

All financial statements to be furnished by the Company pursuant to this Section 4.3 shall be prepared in accordance with GAAP.

4.4 Material Changes; Defaults; Litigation

The Company shall furnish to the Investor Stockholders notifications of any material adverse change in the business, assets, results of operations or condition, financial or otherwise, of the Company, any material defaults under any of its contracts or agreements and information concerning any litigation or governmental proceeding or investigation brought against the Company or any of its officers, directors, key employees, or principal stockholders or any overtly threatened litigation that, if adversely determined, could have a Material Adverse Effect; provided that the Company may withhold any such information from any Investor Stockholder which is a Competitor.

4.5 Additional Information

The Company shall furnish to the Major Stockholders such additional information as any Major Stockholder may reasonably request.

4.6 Limitation on Options

During the period from the Initial Closing Date (as defined in the Purchase Agreement) through and until the Second Tranche Closing Date (as defined in the Purchase Agreement), the Company shall not grant any additional options to purchase shares of the Company’s Common Stock that would cause the quotient of (a) the sum of total number of shares of Common Stock issued pursuant to the exercise of options previously granted under the Stock Plans (as defined in the Purchase Agreement) plus the total number of shares of Common Stock reserved for issuance pursuant to outstanding options (including the proposed additional options), divided by (b) the total number of shares of Common Stock outstanding (on a fully-diluted, as-converted, as-if exercised basis, but excluding any shares reserved for issuance pursuant to the Stock Plans that are not subject to options already granted or exercised), to be greater than 16.5%.

4.7 Proprietary Information and Inventions Agreement; Non-Competition and Non-Solicitation

The Company shall require all officers, employees (including part-time employees) and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form approved by the Board. The Company shall also require each executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs or designs any Company Proprietary Rights (as defined in the Purchase Agreement), to enter into a one year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board. The Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above referenced agreements between the Company and any employee, without the consent of the Board.

4.8 Directors Expenses

The Company shall reimburse members of the Board designated by holders of the Preferred Stock for reasonable expenses, including, without limitation, travel and lodging expenses, incurred in attending meetings of the Board (including any meetings of committees thereof) and any other meetings or events attended at the request of the Company.

4.9 Qualified Small Business

The Company will use its commercially reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company if such purchase would cause the Preferred Stock not to so qualify as “Qualified Small Business Stock;” provided, however, that such requirement shall not be applicable if the Board determines, in its good faith business judgment, that such qualification is inconsistent with the best interests of the Company.

4.10 Insurance

The Company shall procure and maintain, with financially sound and reputable insurance companies: (a) such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated and (b) directors and officers liability insurance. The terms of all such insurance shall be reasonably acceptable to the Required Preferred Stockholders. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Charter, or elsewhere, as the case may be.

4.11 Employee Vesting

Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s Equity Securities after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months.

4.12 Affiliated Transactions.

The Company will not enter into any agreement with any stockholder, officer or director of the Company, or any “affiliate” or “associate” of such person unless such agreement is (i) approved by a majority of the disinterested members of the Company’s Board, if any, and (ii) on terms no less favorable to the Company than would be available in an arms-length transaction. For purposes of this Section 4.12, the terms “affiliate” and “associate” shall be as defined in the rules and regulations promulgated under the Securities Act.

4.13 Compliance with Laws, Etc.

The Company shall (a) comply with all laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority, the violation of which could have a Material Adverse Effect; and (b) comply with all material contracts and agreements to which the Company is a party or shall become a party and shall perform all material obligations which the Company has or shall incur.

4.14 Preservation of Corporate Existence and Property

The Company shall preserve, protect and maintain: (i) its corporate existence and good standing in its jurisdiction of incorporation (provided that a subsidiary may be merged with the Company or another subsidiary or may, if it is inactive and holds no material assets be dissolved), (ii) its rights, franchises and privileges, and (iii) all of its properties necessary or useful in the proper conduct of its business in good working order and condition, with the exception of (x) ordinary wear and tear, and (y) casualty losses covered by insurance, allowing for reasonable deductibles.

4.15 Payment of Indebtedness

The Company shall pay or cause to be paid the principal of, and the interest and premium, if any, on all indebtedness heretofore or hereafter incurred or assumed by the Company, as the case may be, when and as the same shall become due and payable, unless such indebtedness shall be renewed or extended, in which case such payments shall be made in accordance with the terms of such renewal or extension.

4.16 Prompt Payment of Taxes, Etc.

The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

4.17 Reservation of Shares of Common Stock for Conversion.

The Company shall at all times maintain in reserve authorized and unissued shares of Common Stock sufficient to permit the conversion of all of the then-outstanding shares of Preferred Stock.

4.18 Status as an Operating Company.

The Company shall maintain its status as an operating company within the meaning of the Department of Labor Regulation 2510.3-101.

4.19 Confidentiality

Any information concerning the Company provided to the Stockholders or representatives thereof pursuant to this Agreement or otherwise, shall be used by the Stockholders, the representatives thereof and any other person to whom any Stockholder discloses such information solely in connection with the Stockholders’ investment in the Company, and each Stockholder shall, and shall cause each of its representatives, each of its Affiliates to whom it discloses such information and any other person to whom it discloses such information to (unless (i) disclosure of such information is required by law or requested by any government, regulatory or self-regulatory agency or body; (ii) such information is or becomes generally available to the public other than as a result of a disclosure by the Stockholders, their Affiliates to whom they disclose such information, their representatives or any other person to whom any Stockholder may have disclosed such information; (iii) such information was or becomes available to the Stockholders on a non-confidential basis from a source other than the Company or any of its affiliates or its representatives; or (iv) such information is previously known by the Stockholders free of any obligation to keep it confidential) maintain the confidentiality of all non-public information of the Company. Nothing in this Section 4.19 shall prohibit an Stockholder from disclosing confidential information concerning the Company to (a) its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (b) any Affiliate, partner, member, shareholder, director, officer, employee, investor, prospective investor or representative of such Stockholder in the ordinary course of business, provided that (i) such Stockholder informs such Person that such information is confidential and (ii) the Stockholder shall be liable for the failure of such Person to maintain the confidentiality of such information to the extent required of the Stockholder hereunder, or (c) any prospective purchaser of any Equity Securities from such Stockholder as long as such prospective purchaser agrees in a writing delivered to and enforceable by the Company to be bound by the provisions of this Section 4.19. Notwithstanding the foregoing, following the Closing (as defined in the Purchase Agreement), the Investor Stockholders acquiring shares of Preferred Stock under the Purchase Agreement and the Company shall have the right to publicize such investment in the Company on mutually agreed, reasonably acceptable terms.

4.20 Further Assurance.

The Company shall cooperate with the Investor Stockholders and shall execute and deliver all such further instruments and documents and do all such further acts and things as the Company may be reasonably requested to do from time to time by the Investor Stockholders in order to satisfy the conditions and carry out the provisions and purposes of this Agreement.

5. Lock-up

Each Restricted Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Equity Securities held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Equity Securities or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Restricted Stockholders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Restricted Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Equity Securities of each Restricted Stockholder (and transferees and assignees thereof) until the end of such restricted period.

6. MISCELLANEOUS

6.1 Legend

The certificates or other evidence representing the Equity Securities held by the Stockholders shall bear a legend (the “Legend”) in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) or state securities laws and cannot be offered, sold or otherwise transferred in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws. The voting rights with respect to, and sale or other disposition of, the securities represented by this certificate are restricted by and subject to the provisions of a Eleventh Amended and Restated Stockholders’ Agreement dated as of October 12, 2017, as amended or amended and restated from time to time, a copy of which is available for inspection at the offices of the Company.

6.2 Specific Performance

With respect to the terms of this Agreement, in addition to any other remedies which the Stockholders and the Company may have at law or in equity, the Company and the Stockholders hereby acknowledge that the harm which might result to the Stockholders or the Company from breaches by the Company or Stockholders, as appropriate, of their respective obligations to take all necessary actions with respect to the rights and obligations set forth in this Agreement cannot be adequately compensated by damages. Accordingly, the Company and the Stockholders agree that the parties to this Agreement shall have the right to have all obligations and undertakings set forth in this Agreement specifically performed by each other party to this Agreement and that any Stockholder or the Company, as appropriate, shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

6.3 Termination

This Agreement shall terminate, and all agreements, covenants and obligations of the parties hereunder shall become wholly void and of no effect, upon the closing of a Qualified Public Offering (as defined in the Charter) or a Deemed Liquidation Event (as defined in the Charter).

6.4 Assignment; Transferees

6.4.1 Except for assignments by an Investor Stockholder of the rights existing under this Agreement to any transferee of any shares held by such Investor Stockholder in compliance with this Agreement, neither the Company nor any other Stockholder shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, unless (a) such person shall have obtained the prior written consent of the Board and the Required Preferred Stockholders, or (b) such assignment is in connection with a Transfer of Equity Securities pursuant to Section 3 hereof. Any purported assignment of this Agreement contrary to the terms hereof shall be null and void and of no force and effect.

6.4.2 Each and every transferee or assignee of Equity Securities from any Stockholder shall be bound by and subject to all of the terms and conditions of this Agreement. So long as this Agreement is in effect, the Company shall require, as a condition precedent to the transfer of any Equity Securities by any Stockholder that the transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Agreement and to ensure that such transferee’s transferees shall be likewise bound.

6.5 Entire Agreement; Amendment

This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement may only be amended, and any of the terms and provisions hereof may be waived, with the written consent of the Company and the Required Preferred Stockholders, provided, however, that no such amendment or waiver may be effected which has the effect of: (i) altering the restrictions or obligations of the Restricted Stockholders without the consent of a majority of the Equity Securities held by the Restricted Stockholders on an as-if-converted to Common Stock basis; (ii) altering the rights of any Designating Group to designate one or more directors pursuant to Section 2.1 hereof without the consent of the holders of a majority of the shares of Common Stock, on an as-converted basis, held collectively by such affected Designating Group; (iii) altering the observer rights of a Stockholder pursuant to Section 2.2 hereof without the prior written consent of such Stockholder; and (iv) altering any provision of this Agreement that requires the consent of the Required Preferred Stockholders, including but not limited to Section 3.5 hereof, without the consent of the Required Preferred Stockholders.

6.6 Waiver

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

6.7 No Third Party Beneficiaries

It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

6.8 Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

6.9 Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

6.10 Notices

All notices, demands, requests, consents or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy as follows:

(i)	If to the Company:

Vapotherm, Inc.

22 Industrial Drive, Suite 1

Exeter, NH 03833

Telecopy No.: (410) 604-3978

Attention: Joseph Army, CEO

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Steven A. Wilcox

(ii)	If to Sightline:

8500 Normandale Lake Blvd., Suite 1070

Bloomington, MN 55437

Ph. 952-641-0300

Attention: Maureen Harder and Jenny Melville

(iii)	If to 3x5 or Vapotherm Investors:

101 S. Hanley Road, Suite 1850

St. Louis, MO 63105

Attention: Nicholas Walrod

and:

Vapotherm Investors LLC

2045 NE Martin Luther King Jr. Blvd

Portland, OR 97212

Attention: Nicholar Walrod

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

One Stamford Plaza

263 Tresser Boulevard, Suite 1400

Stamford, CT 06901-3271

Attention: Gloria M. Skigen, Esq.

(iv)	If to Morgenthaler:

600 Superior Avenue East

Suite 100

Cleveland, OH 44114

Attention: Spencer Ackermann

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Philip Oettinger

(v)	If to Adage:

200 Clarendon Street

52nd Floor

Boston, MA 02116

(vi)	If to Gilde:

Newtonlaan 91

3584 BP Utrecht

The Netherlands

(vii)	If to Perceptive:

499 Park Avenue, 25th Floor

New York , NY 10022

(viii)	If to Redmile:

One Letterman Drive

Building D, Suite D3-300

San Francisco CA 94129

Attention: Robert Faulkner

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: J. Casey McGlynn

(ix)	If to any other Stockholder:

To the most recent address of such Stockholder as recorded in the books and records of the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, mailed, transmitted or telecopied in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

6.11 Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures.

6.12 Severability

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

6.13 Titles and Subtitles

The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.14 Prior Agreement Superseded

Pursuant to Section 6.5 of the Prior Agreement, the undersigned parties hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement and all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement.

6.15 Aggregation of Stock

All shares of Equity Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.16 Additional Investors

Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement or a Joinder Agreement in the form attached hereto as Exhibit B, and thereafter shall be deemed an “Investor Stockholder” and a “Stockholder” for all purposes hereunder. No action or consent by the other parties hereto shall be required for such joinder to this Agreement by such additional Investor Stockholder, so long as such additional Investor Stockholder has agreed in writing to be bound by all of the obligations as an “Investor Stockholder” hereunder.

6.17 Joinder Agreement

When the Company issues shares of any series of its stock to employees or consultants pursuant to equity incentive plans or pursuant to the exercise of stock options, as a condition to such issuance, each such stockholder or option holder who is not already a party to this Agreement shall be made a party upon the execution and delivery to the Company of the Joinder Agreement in the form attached hereto as Exhibit B, and the Company shall cause Schedule A hereto to be amended to reflect that each such stockholder or option holder is a Restricted Stockholder for purposes hereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned have duly executed this Eleventh Amended and Restated Stockholders’ Agreement as of the day and year first hereinabove set forth.

COMPANY:

VAPOTHERM, INC.

By:	/s/ Joseph Army

Name:	Joseph Army

Title:	President and Chief Executive Officer

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the undersigned have duly executed this Eleventh Amended and Restated Stockholders’ Agreement as of the day and year first hereinabove set forth.

INVESTOR STOCKHOLDERS:

Redmile Capital Fund, LP

By:	/s/ Jeremy Green

Name:	Jeremy Green
Title:	Managing Member of the General Partner and the Investment Manager

Redmile Capital Offshore Fund, Ltd.
Redmile Capital Offshore Fund II, Ltd.
Redmile Special Opportunities Fund, Ltd.

By:	/s/ Jeremy Green

Name:	Jeremy Green
Title:	Managing Member of the General Partner and the Investment Manager

Redmile Private Investments II, L.P.

By:	/s/ Jeremy Green

Name:	Jeremy Green
Title:	Managing Member of the General Partner and the Investment Manager

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the undersigned have duly executed this Eleventh Amended and Restated Stockholders’ Agreement as of the day and year first hereinabove set forth.

INVESTOR STOCKHOLDERS:

Coöperatieve Gilde Healthcare III Sub-Holding U.A.

By:	/s/ P.H. van der Meer

Name:	P.H. van der Meer
Title:	Managing Partner

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

INVESTOR STOCKHOLDERS:

ADAGE CAPITAL PARTNERS, L.P.

By:	/s/ Dan Lehan

Name:	Dan Lehan
Title:	Chief Operating Officer

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

MORGENTHALER VENTURE PARTNERS IX, L.P.

By: Morgenthaler Management Partners IX, LLC, Its Managing Partner

By:	/s/ Jason Lettmann

Name:
Title:

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

3X5 SPECIAL OPPORTUNITY FUND, L.P.

By:	3x5 Special Opportunity Partners, LLC, its general partner

By:	Arnerich 3x5 Special Opportunity Managers, LLC, its member

By:	/s/ Nicholas Walrod

Name:	Nicholas Walrod
Title:	Authorized Signatory

VAPOTHERM INVESTORS, LLC

By:	/s/ Nicholas Walrod

Name:	Nicholas Walrod
Title:	Authorized Signatory

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

SIGHTLINE HEALTHCARE OPPORTUNITY FUND II, L.P.

BY: SIGHTLINE OPPORTUNITY MANAGEMENT II, LLC
ITS: GENERAL PARTNER
BY: SIGHTLINE PARTNERS LLC,
ITS: MANAGER

By:	/s/ Joseph Biller

Name:	Joseph Biller
Its:	Managing Director

SIGHTLINE HEALTHCARE OPPORTUNITY FUND II-A, L.P.

BY: SIGHTLINE OPPORTUNITY MANAGEMENT II, LLC
ITS: GENERAL PARTNER
BY: SIGHTLINE PARTNERS LLC,
ITS: MANAGER

By:	/s/ Joseph Biller

Name:	Joseph Biller
Its:	Managing Director

SIGHTLINE HEALTHCARE OPPORTUNITY FUND II-B, L.P.

BY: SIGHTLINE OPPORTUNITY MANAGEMENT II, LLC
ITS:	GENERAL PARTNER
BY:	SIGHTLINE PARTNERS LLC,
ITS:	MANAGER

By:	/s/ Joseph Biller

Name:	Joseph Biller
Its:	Managing Director

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

QUESTMARK PARTNERS II, L.P.

By: QuestMark Advisers II, LLC, General Partner

By:	/s/ Benjamin S. Schapiro

Name:	Benjamin S. Schapiro
Title:	Chairman & CEO

QUESTMARK PARTNERS SIDE FUND II, L.P.

By: QuestMark Advisers II, LLC, General Partner

By:	/s/ Benjamin S. Schapiro

Name:	Benjamin S. Schapiro
Title:	Chairman & CEO

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

CROSS CREEK CAPITAL, L.P.

By:	Cross Creek Capital GP, L.P.
Its Sole General Partner

By:	/s/ Tyler Christenson

Name:	Tyler Christenson
Title:	Managing Director

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

By:	Cross Creek Capital GP, L.P.
Its Sole General Partner

By:	/s/ Tyler Christenson

Name:	Tyler Christenson
Title:	Managing Director

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

Integral Capital Holdings VIII, LLC

By:	Crestline Management, L.P. its Manager
By:	Crestline Investors, Inc., its General Partner

By:	/s/ John S. Cochran

Name:	John S. Cochran
Title:	Vice President

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

KAISER FOUNDATION HOSPITALS

By:	/s/ Thomas Meier

Name:	Thomas Meier
Title:	SVP & Treasurer

THE PERMANENTE FEDERATION LLC-SERIES F

By:	/s/ Glen Hentges

Name:	Glen Hentges
Title:	Interim CFO

THE PERMANENTE FEDERATION LLC-SERIES G

By:	/s/ Glen Hentges

Name:	Glen Hentges
Title:	Interim CFO

THE PERMANENTE FEDERATION LLC-SERIES I

By:	/s/ Glen Hentges

Name:	Glen Hentges
Title:	Interim CFO

THE PERMANENTE FEDERATION LLC-SERIES J

By:	/s/ Glen Hentges

Name:	Glen Hentges
Title:	Interim CFO

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

RESTRICTED STOCKHOLDERS:

/s/ Joseph Army
Joseph Army

/s/ John Landry
John Landry

ELEVENTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

EXHIBIT A

DEFINITIONS

“Act” means the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Affiliate” means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is a director or beneficial owner of at least 5% of the Company’s then outstanding Equity Securities (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of such Person’s then outstanding capital stock or constitute at least a 10% equity participant and (c) in the case of a specified Person who is an individual, any Family Member of such Person. Notwithstanding the foregoing, the Investor Stockholders shall not be considered an “Affiliate” of the Company under this Agreement. Notwithstanding anything to the contrary herein, (i) each of Kaiser Foundation Hospitals, The Permanente Federation LLC – Series F, The Permanente Federation LLC – Series I and The Permanente Federation LLC – Series J and Kaiser Foundation Hospitals shall be deemed to be Affiliates of one another; (ii) each of SightLine Healthcare Opportunity Fund II, L.P., SightLine Healthcare Opportunity Fund II-A, L.P. and SightLine Healthcare Opportunity Fund II-B, L.P. shall be deemed to be Affiliates of one another; and (iii) in the case of the Investor Stockholders, “Affiliate” shall include without limitation any general partner, managing member, officer or director of such Person or any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” means this Ninth Amended and Restated Stockholders’ Agreement.

“Business Day” means Monday through Friday and shall exclude any federal or banking holidays observed in New York, New York.

“Charter” means the Fifth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on or before the date hereof, as amended or amended and restated from time to time.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Act.

“Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company” means Vapotherm, Inc., a Delaware corporation, or any successor thereto.

“Company Acceptance” has the meaning specified in Section 3.3.3 of this Agreement.

“Competitor” means any Person, singly, or together with any of such Person’s Affiliates, that has (or subsequently acquires) a controlling interest in any business directly competing with the primary business of the Company; provided, however, that the term “Competitor” shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 30% of the outstanding equity of any Competitor.

“Designating Group” has the meaning specified in Section 2.1 of this Agreement.

“Equity Securities” shall mean the Common Stock, the Preferred Stock and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, any stock or security convertible into or exchangeable for Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for Common Stock.

“Estate Planning Transfer” means a Transfer by a Restricted Stockholder of any Equity Securities to his or her Family Members for bona fide estate planning purposes.

“Excluded Shares” means any shares of Common Stock issued upon conversion of Preferred Stock pursuant to Article Fourth Section B(5A) of the Charter.

“Family Gift” means as to each Restricted Stockholder the gift (without consideration) by such Restricted Stockholder of Equity Securities to such Restricted Stockholder’s Family Members.

“Family Member” means, as applied to any individual, such individual’s spouse, child (including stepchild or an adopted child), grandchildren, parent, grandparent, brother or sister or any spouse of any of the foregoing, each trust, family limited partnership, retirement plan or other similar estate planning vehicle created for the exclusive benefit of any one or more of them. “Family Member” shall also include any of such persons with respect to the individual’s spouse.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Fully-Diluted Basis” means when used in reference to the number of shares of Common Stock held by a Person at any time, a number of shares of Common Stock equal to the sum of (x) the number of issued and outstanding shares of Common Stock then held by such Person, plus (y) the total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all securities or obligations that are, directly or indirectly, exercisable for, convertible into, or exchangeable for shares of Common Stock, including, without limitation, the Preferred Stock, issued and outstanding at such time that are then held by such Person.

“Investor Stockholders” means the Stockholders identified as such on Schedule A under the heading “Investor Stockholders” and, thereafter, any Persons to whom any of them may Transfer their Equity Securities, but only with respect to the shares of Preferred Stock, and the shares of Common Stock issued upon conversion of such Preferred Stock (excluding any Excluded Shares), held by any such Stockholder.

“Investor Stockholder Acceptance” has the meaning specified in Section 3.3.4 of this Agreement.

“Legend” has the meaning specified in Section 5.1 of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities, operations, financial condition or results of operations of the Company.

“New Securities” has the meaning specified in Section 3.5(a) of this Agreement.

“Offer Price” has the meaning specified in Section 3.3.2 of this Agreement.

“Offered Shares” has the meaning specified in Section 3.3.2 of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock.

“Prior Agreement” has the meaning specified in the Recitals to this Agreement.

“Proposed Transferee” has the meaning specified in Section 3.3.2 of this Agreement.

“Purchase Agreement” means the Series D Preferred Stock Purchase Agreement of even date herewith by and between the Company and the purchasers named therein.

“Recommended Transaction” has the meaning specified in Section 3.4 of this Agreement.

“Registration Rights Agreement” shall mean the Seventh Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders that are parties thereto, as the same may be amended from time to time.

“Remaining Offered Shares” has the meaning specified in Section 3.3.4 of this Agreement.

“Representative” has the meaning specified in Section 2.1 of this Agreement.

“Required Preferred Stockholders” means the holders of at least 66-2/3% of the outstanding shares of Preferred Stock (voting together as a single class on an as converted to Common Stock basis).

“Restricted Stockholder” means the Stockholders identified as such on Schedule A under the heading “Restricted Stockholders” and, thereafter, any Persons to whom any of them may Transfer their Equity Securities, but only with respect to the shares of Common Stock (other than shares of Common Stock issued upon conversion of Preferred Stock) held by such Stockholder.

“Securities Laws” means the Act, the Securities Exchange Act of 1934, as amended, applicable state securities laws and all rules and regulations promulgated under all such laws.

“Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, $0.001 par value per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, $0.001 par value per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, $0.001 par value per share, of the Company.

“Stock Sale” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Stockholder” shall mean any Restricted Stockholder or any Investor Stockholder.

“Third Party” shall mean any person or entity excluding each of the following: (a) the Company and any Affiliate, officer, director, employee or associate of the Company; (b) each of the Investor Stockholders and any of their respective successors, officers, directors, affiliates or associates, and partners (limited and general) and Family Members; or (c) each of the Restricted Stockholders that are a party to this Agreement and any of their Family Members or Affiliates.

“Transfer” means, with respect to the Equity Securities held by a Stockholder, any sale, gift, mortgage, pledge, exchange, assignment or other disposition or transfer, directly or indirectly, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance or through grants of options or otherwise; and in the case of a Restricted Stockholder that is not an individual, a “Transfer” of any Equity Securities held by such Restricted Stockholder shall be deemed to have been made if any equity interest in such Restricted Stockholder is, directly or indirectly, transferred, sold, given, exchanged, assigned, pledged or otherwise disposed of to any other Person.

“Transfer Notice” has the meaning specified in Section 3.3.2 of this Agreement.

“Transferor” has the meaning specified in Section 3.3.1 of this Agreement.

EXHIBIT B

FORM OF JOINDER TO ELEVENTH AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made as of ______________________ __, ______, by the undersigned with respect to that certain Eleventh Amended and Restated Stockholders’ Agreement dated as of October 12, 2017 (the “Stockholders’ Agreement”), by and among Vapotherm, Inc., a Delaware corporation (the “Company”), and the Persons named in Schedule A thereto (the “Stockholders”). A copy of the Stockholders’ Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. Capitalized terms used but not otherwise defined in this Joinder Agreement shall have the meanings ascribed thereto in the Stockholders’ Agreement.

WHEREAS, in connection with [the purchase of shares of Preferred Stock or] the exercise of options to purchase shares of the Company’s stock the undersigned has agreed to become a party to the Stockholders’ Agreement;

NOW, THEREFORE, the undersigned hereby agrees to be bound by the terms and conditions of, and to become a party to, the Stockholders’ Agreement as a Stockholder and [in the case of a person purchasing Preferred Stock, an Investor Stockholder or,] in the case of a person exercising an option to purchase shares of the Company’s stock, a Restricted Stockholder thereunder, as if the undersigned had been a party to the Stockholders’ Agreement as of the date thereof.

This Joinder Agreement shall act as a counterpart signature to the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the day and year first above written.

Name:

Signature:

Address:

Telecopy No.:

B-1

SCHEDULE A

LIST OF STOCKHOLDERS

INVESTOR STOCKHOLDERS

REDMILE GROUP, LLC

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

TITAN PERC, LTD.

COOPERATIEVE GILDE HEALTHCARE III SUB-HOLDING U.A.

ADAGE CAPITAL PARTNERS, LP

MORGENTHALER VENTURE PARTNERS IX, L.P.

3X5 SPECIAL OPPORTUNITY FUND, L.P.

VAPOTHERM INVESTORS, LLC

SIGHTLINE HEALTHCARE OPPORTUNITY FUND II, L.P.

SIGHTLINE HEALTHCARE OPPORTUNITY FUND II-A, L.P.

SIGHTLINE HEALTHCARE OPPORTUNITY FUND II-B, L.P.

INTEGRAL CAPITAL HOLDINGS VIII, LLC

CROSS CREEK CAPITAL, L.P.

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

MARYLAND DEPARTMENT OF BUSINESS AND ECONOMIC DEVELOPMENT

QUESTMARK PARTNERS II, L.P.

QUESTMARK PARTNERS SIDE FUND II, L.P.

KAISER FOUNDATION HOSPITALS

THE PERMANENTE FEDERATION LLC-SERIES F

THE PERMANENTE FEDERATION LLC-SERIES G

THE PERMANENTE FEDERATION LLC-SERIES I

THE PERMANENTE FEDERATION LLC-SERIES J

WILLIAM J. CIRKSENA, MD INDIVIDUAL RETIREMENT ACCOUNT

MOLLY E. CIRKSENA

ROCHE CAPITAL, LLC

JOHN SODERLUND

BARRY STRAUCH

EVELYN STRAUCH

RESTRICTED STOCKHOLDERS

JOSEPH ARMY

JOHN LANDRY

MIKE WEBB

LISE HALPERN

SOM KOVVURI

STEVE ORWIG

JAMES LIKEN

MATTHEW WELLER

KEVIN THIBODEAU

LINDSAY BECKER

KEN PIEH

PETER AHN

JAMES BAKSA

OWEN BAMFORD

PENNY BAMFORD

WILLIAM BENNER

PAUL BLACKMER

JOHN BLACKMER

MARK BLOMQUIST

PETER BOYD

JULIA BRANNON

JODETTE BREWER

WILLIAM J. CIRKSENA II

TAMARA S. CIRKSENA

AARON J. CIRKSENA

WILLIAM CIRKSENA

MOLLY E. CIRKSENA

DONALD CORENMAN

ROSE CORENMAN

CRISANTA CORTEZ

FELINO CORTEZ

RALPH CROSBY

RAYMOND CROSBY

SUSAN DENTON

EWING BEMISS & CO.

MICHAEL GROSSMAN

FIRST TRUST CORPORATION (FBO MICHAEL GROSSMAN)

MICHAEL J. GUNDERSON

JEANINE L. HUTCHISON

TIMOTHY R. HUTCHISON

INTERACTIVE COMMUNICATIONS SOLUTIONS GROUP

KENNETH JOHNSON

JULIE KILLEEN

JOHN LAMON, III

JAY LEON

DANIEL LOUBE

ALICIA LOUBE

REBECCA J. MACKENZIE

ANDREA MAGANA

MARATHON TRADING & INVESTMENT, LLC

MARYLAND DEPARTMENT OF BUSINESS AND ECONOMIC DEVELOPMENT

MARK MASTEN

DAVID MCCOUN

KATHLEEN MCCOUN

JOHN MORONEY

THOMAS NEEVES

CARL DOUG NELSON

WILLIAM NILAND

KIM NILAND

JAMIE NILAND

JEAN NILAND

RYAN NILAND

DAVID PUTZI

MARIA PUTZI

FIRST TRUST CORPORATION (FBO DAVID PUTZI IRA 1 AND 2)

BRAD QUINN

JEFF QUINN

BURR RANDALL

MARCIA RANDALL

STEVEN RESNICK

PETER RICE

ELIZABETH RICE

KARRI-ADA KENNEDY

ROCHE CAPITAL, LLC

JOHN SCHEIB

SHARON SCHEIB

WALTER SEAMAN

MARTHA JO SEAMAN

J.D. SEGURA, JR

TAMMY SEGURA

J.D. SEGURA, SR.

ANITA SEGURA

JOHN SODERLUND

ELAINE SODERLAND

PEYTON STICKLE

JAMES STOREY

ROBIN STOREY

ROBERT STOREY

ANNE STOREY

FIRST TRUST CORPORATION TTEE (FBO ROBERT STOREY IRA)

BARRY STRAUCH

EVELYN STRAUCH

ERIC STRAUCH

KIMBERLY STRAUCH

DIANE TATTERSALL

JOHN TOEDTMAN

IRA FBO JOHN TOEDTMAN STIFEL NICOLAUS AS CUSTODIAN

CHRISTOPHER TOMCHIK

COURTNEY TOMCHIK

MARK TOMCHIK

FIRST TRUST CORPORATION TTEE (FBO MARK TOMCHIK)

THE MARITAL TRUST OF THE VALDESUSO FAMILY TRUSTS

RICHARD A. WALES

MICHAEL WEBER

HILLARY WEBER

GREG WIEDEMAN

LINDA WIEDMAN